                                                                     EXHIBIT 2.1

                              ACQUISITION OF STOCK

                                       OF

                             SINTERFORM INCORPORATED

                                       BY

                               SINTER METALS, INC.

                            STOCK PURCHASE AGREEMENT

                                  JULY 18, 1996

                                TABLE OF CONTENTS
                                -----------------

                                                                                                               Page
ARTICLE I            PURCHASE OF STOCK..........................................................................  1
     1.1             Definition Reference.......................................................................  1
     1.2             Purchase of Stock..........................................................................  1
     1.3             Closing Delivery...........................................................................  1

ARTICLE II           CONSIDERATION..............................................................................  1
     2.1             Purchase Price.............................................................................  1
     2.2             Purchase Price Adjustment..................................................................  1
                     2.2.1   Closing Balance Sheet Preparation..................................................  1
                     2.2.2   Closing Balance Sheet Review.......................................................  2
                     2.2.3   Dispute Resolution.................................................................  2
                     2.2.4   Cost of Neutral Accountants........................................................  2
                     2.2.5   Adjustment.........................................................................  3
                     2.2.6   Division; Allocation...............................................................  3
     2.3             Escrow.....................................................................................  3
     2.4             Closing Delivery...........................................................................  4

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF SELLER...................................................  4
     3.1             Organization...............................................................................  4
                     3.1.1   Organization and Power.............................................................  4
                     3.1.2   Qualification......................................................................  4
                     3.1.3   Other Ventures.....................................................................  4
                     3.1.4   Corporate Records..................................................................  4
                     3.1.5   Ownership of the Company...........................................................  5
                     3.1.6   Capitalization of the Company......................................................  5
     3.2             Agreements.................................................................................  5
                     3.2.1   Authority; Enforceability..........................................................  5
                     3.2.2   Consents...........................................................................  5
                     3.2.3   No Conflicts.......................................................................  5
     3.3             Financial Statements.......................................................................  6
     3.4             Liabilities................................................................................  7
     3.5             No Changes.................................................................................  7
     3.6             Real Property..............................................................................  9
                     3.6.1   Extent.............................................................................  9
                     3.6.2   Title Insurance and Surveys........................................................  9
     3.7             Owned and Leased Tangible Personal Property................................................ 10
     3.8             Physical Condition of Operating Assets..................................................... 11
     3.9             Inventories and Supplies................................................................... 11
     3.10            Intellectual Property Rights............................................................... 11
     3.11            Accounts Receivable........................................................................ 11
     3.12            Insurance and Bonds........................................................................ 11

                                       (i)

     3.13            Product Warranties......................................................................... 12
     3.14            Product Liability.......................................................................... 12
     3.15            Contracts.................................................................................. 12
     3.16            Employee Benefits.......................................................................... 13
                     3.16.1  General............................................................................ 13
                     3.16.2  Multiemployer Plans................................................................ 14
                     3.16.3  Welfare Plans...................................................................... 14
                     3.16.4  Defined Benefit Plans.............................................................. 15
     3.17            Employment................................................................................. 15
     3.18            Suppliers and Customers.................................................................... 15
     3.19            Taxes...................................................................................... 16
     3.20            Compliance with Laws....................................................................... 16
     3.21            Consents and Approvals..................................................................... 16
     3.22            Litigation................................................................................. 17
     3.23            Banking Matters............................................................................ 17
     3.24            Environmental Matters...................................................................... 17
     3.25            Brokers.................................................................................... 18
     3.26            Conflicts of Interest...................................................................... 18
     3.27            No Undisclosed Information................................................................. 19

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF BUYER.................................................... 19
     4.1             Corporate Status........................................................................... 19
     4.2             Authorization; Binding Obligations......................................................... 19
     4.3             Purchase for Investment.................................................................... 19
     4.4             Absence of Conflict or Breach.............................................................. 19
     4.5             Consents and Approvals..................................................................... 19
     4.6             Brokers.................................................................................... 19
     4.7             Issuance of Buyer Shares................................................................... 20
     4.8             Accuracy of Information.................................................................... 20

ARTICLE V            CLOSING.................................................................................... 20
     5.1             Time and Place............................................................................. 20
     5.2             Transfers and Deliveries by Sellers........................................................ 20
     5.3             Transfer and Deliveries by Buyer........................................................... 21

ARTICLE VI           ADDITIONAL COVENANTS....................................................................... 21
     6.1             Publicity.................................................................................. 21
     6.2             Expenses; Transfer Taxes................................................................... 22
     6.3             No Assignment.............................................................................. 22
     6.4             Consent to Jurisdiction.................................................................... 22
     6.5             Further Assurances......................................................................... 22
     6.6             Noncompetition Agreements.................................................................. 22
     6.7             Repurchase of Accounts Receivable.......................................................... 22

                                      (ii)

     6.8             Environmental Remediation.................................................................. 23
                     6.8.1   Remediation........................................................................ 23
                     6.8.2   Cost of Remediation................................................................ 23
                     6.8.3 Conduct of Remediation; Limitations.................................................. 23
     6.9             Sellers' Representative.................................................................... 24
     6.10            Buyer Shares............................................................................... 24
                     6.10.1         General..................................................................... 24
                     6.10.2         Sophistication of the Sellers............................................... 24
                     6.10.3         Information Received........................................................ 24
                     6.10.4         Limitations on Sale......................................................... 24
                     6.10.5         Investment Decision......................................................... 25
     6.11            Environmental Permits...................................................................... 25

ARTICLE VII          INDEMNIFICATION............................................................................ 25
     7.1             Survival of Representations and Warranties................................................. 25
     7.2             Indemnification by the Sellers............................................................. 25
     7.3             Indemnification by Buyer................................................................... 26
     7.4             Third Party Claims......................................................................... 26
     7.5             Limitation on Indemnification Claims....................................................... 26
                     7.5.1   Time Limits........................................................................ 26
                     7.5.2   Monetary Limits.................................................................... 27
                     7.5.3   Claims Adjustment.................................................................. 28
                     7.5.4   Nonprejudice....................................................................... 28

ARTICLE VIII         CONSTRUCTION............................................................................... 28
     8.1             Definitions................................................................................ 28
     8.2             Headings................................................................................... 32
     8.3             Exhibits and Schedules..................................................................... 32
     8.4             Pronouns................................................................................... 32
     8.5             Time Periods............................................................................... 32
     8.6             No Strict Construction..................................................................... 32
     8.7             Severability............................................................................... 32
     8.8             Governing Law.............................................................................. 33
     8.9             Entire Agreement........................................................................... 33

ARTICLE IX           MISCELLANEOUS.............................................................................. 33
     9.1             Notices.................................................................................... 33
     9.2             Binding Effect............................................................................. 34
     9.3             Counterparts............................................................................... 34
     9.4             Waivers.................................................................................... 34
     9.5             Modification............................................................................... 34
     9.6             Benefits Compliance.........................................................................34




                                      (iii)

SCHEDULES

2.2.1 Certain Pre-Closing Transactions
3.1.1 Foreign Qualifications
3.1.3 Prior operation as a subsidiary or division
3.2.3 Conflicts
3.3 Financial Statements
3.4 Liabilities
3.5 Changes
3.6.1 Real Property
3.7(a) Tangible Personal Property matters
3.7(b) Personal Property leases and licenses
3.8 Tangible Personal Property not in use
3.9 Off-site Inventory
3.10 Intellectual Property leases and licenses
3.11 Accounts Receivable
3.12 Insurance and Bonds
3.13 Product Warranty matters
3.14 Product Liability matters
3.15 Contracts
3.16 Employee Benefit Plans
3.17 Employment matters
3.18 Customers
3.20 Permits
3.22 Litigation
3.23 Banking matters
3.24 Environmental matters
3.26 Conflicts of Interest
5.2(a)(iii) Opinions of Sellers' counsel
5.3(a)(ii) Opinions of Buyer's counsel
6.7 Slow Receivables

EXHIBITS

Exhibit A:     Escrow Agreement
Exhibit B:     Noncompetition Agreements
Exhibit C:     Power of Attorney

                                      (iv)

                            STOCK PURCHASE AGREEMENT
                            ------------------------

             THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into this 18th day of July, 1996, by and between SINTER METALS, INC., a Delaware corporation ("Buyer") and NANCY LUNDGREN, JOHN T. WEAVER, KENDALL S. PAGE and RICHARD CARMICHAEL, whose respective addresses are set forth on the signature page hereto (hereinafter referred to individually as a "Seller" and collectively as the "Sellers").

                                    RECITALS:
                                    ---------

       A. Sellers currently own all of the issued and outstanding capital stock (the "Stock") of Sinterform Incorporated, a Michigan corporation (the "Company"); and

       B. The parties desire that Sellers sell to Buyer and Buyer purchase from the Sellers the Stock upon the terms and conditions hereinafter set forth.

             In consideration of and in reliance upon the representations and warranties, covenants and other obligations contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                PURCHASE OF STOCK
                                -----------------

             1.1 DEFINITION REFERENCE.  Certain capitalized terms are defined in
Section 8.1.

             1.2 PURCHASE OF STOCK. Subject to the terms of this Agreement, Sellers hereby sell, transfer and assign to Buyer free and clear of all Liens, and Buyer hereby purchases, the Stock.

             1.3 CLOSING DELIVERY. At the Closing, Sellers will deliver to Buyer the certificates evidencing the Stock duly endorsed and in proper form for transfer.

                                   ARTICLE II

                                  CONSIDERATION
                                  -------------

             2.1 PURCHASE PRICE. As consideration for the Stock, Buyer will pay the Sellers the aggregate sum of $7,000,000 and issue to the Sellers an aggregate of 5,000 shares of Buyer's Class A Common Stock (the "Buyer Shares") free and clear of all Liens except as set forth in Section 6.10 (said cash and Buyer Shares being hereinafter referred to collectively as the "Purchase Price") subject to the terms of this Agreement, including but not limited to the adjustment provisions of Section 2.2.

             2.2   PURCHASE PRICE ADJUSTMENT.

                   2.2.1 CLOSING BALANCE SHEET PREPARATION. Promptly after the Closing, the Buyer shall cause the Company to prepare a balance sheet as of the close of business on the Closing Date, which shall reflect the transactions described on Schedule 2.2.1. The balance sheet will be prepared in accordance with generally accepted accounting principles on a basis consistent with the Company's past practice, except for the absence of footnote disclosure. As part of its preparation of the balance sheet, the Company will take a physical inventory. The Sellers' representative shall be permitted to observe the physical inventory.

                   2.2.2 CLOSING BALANCE SHEET REVIEW. The Buyer's independent public accountants (the "Accountants") will review the balance sheet prepared by the Company pursuant to Subsection 2.2.1 and confirm, without audit, that said balance sheet fairly presents the financial condition of the Company as of the date indicated. Not later than 30 days after the Closing Date, the Buyer shall cause the Company to deliver the balance sheet (which after review by the Accountants is hereafter referred to as the "Preliminary Closing Balance Sheet") to the Sellers together with the Accountants' written confirmation. All work papers, documents and records used or generated by the Company and the Accountants in connection with the preparation and confirmation of the Preliminary Closing Balance Sheet will be made available to the Sellers. Unless the Sellers deliver to the Buyer a written objection, explaining in reasonable detail the nature of such objection and the basis for it, by the 15th day after the Sellers' receipt of the Preliminary Closing Balance Sheet, the Preliminary Closing Balance Sheet will become final and binding on the parties and be deemed to be the "Final Closing Balance Sheet."

                   2.2.3 DISPUTE RESOLUTION. If the Sellers object, on a timely basis as provided in the last sentence of Subsection 2.2.2, to the Preliminary Closing Balance Sheet and Buyer and the Sellers are able to resolve their dispute within 15 days after the Sellers' objection, the Preliminary Closing Balance Sheet (modified to reflect the resolution) will become final and binding on the parties and be deemed to be the Final Closing Balance Sheet. If the Sellers object, on a timely basis as provided in the last sentence of Subsection 2.2.2, to the Preliminary Closing Balance Sheet and Buyer and the Sellers are unable to resolve their dispute within 15 days after the Sellers' objection, the dispute will be submitted to and resolved by the Detroit, Michigan office of KPMG Peat Marwick (the "Neutral Accountants"). The Neutral Accountants will be instructed to perform their services as expeditiously as possible. The resolution by the Neutral Accountants shall be reported and explained in a Final Closing Balance Sheet presented by the Neutral Accountants, which shall be final and binding on the parties.

                   2.2.4 COST OF NEUTRAL ACCOUNTANTS. The fees and expenses of the Neutral Accountants for the resolution of a dispute shall be shared by Buyer and the Sellers in inverse proportion to the extent such resolution modifies the reduction, if any, in the Purchase Price pursuant to Subsection 2.2.5 hereof in its favor. For example, if:

                                (a) a reduction in the Purchase Price derived from the Preliminary Closing Balance Sheet were to be $100,000; and

                                (b)   the reduction in the Purchase Price
                                      derived from the Final Closing Balance
                                      Sheet resulting from resolution of the
                                      dispute were to be $20,000;

then, the fees and expenses of the Neutral Accountants would be borne 80% by Buyer and 20% by the Sellers.

                   2.2.5 ADJUSTMENT. The Purchase Price shall be reduced by the aggregate of the amounts by which, if any:

                                (a) the Working Capital (meaning net current assets minus current liabilities, plus any cash used to make capital expenditures or reduce Debt during the period from July 1, 1996 through the Closing Date) reflected on the Final Closing Balance Sheet is lower than the Working Capital reflected on the Company's June 30, 1996 Balance Sheet included as a part of Schedule 3.3.1 (the "June 30 Balance Sheet");

                                (b)   the Debt (meaning indebtedness for
                                      borrowed money, both long-term and
                                      current, including all accrued interest
                                      thereon) reflected on the Final Closing
                                      Balance Sheet is greater than the Debt
                                      reflected on the June 30 Balance Sheet;
                                      and

                                (c) the net stockholders' equity reflected on the Final Closing Balance Sheet is lower than the net stockholders' equity reflected on the June 30 Balance Sheet.

In determining the aggregate of the amounts under clauses (a), (b) and (c) above, any duplication that would result from taking the same item or factor into account in more than one such clause shall be eliminated. In addition, the amount of any adjustment determined under clause (a) or (c) shall not include the effect on Working Capital of the return of parts (having a value not in excess of $260,000) by Caterpillar/Navistar on July 12, 1996. Sellers shall reimburse Buyer for the full amount of any adjustment in the Purchase Price, determined as provided above, by wire transfer within 5 days following the date upon which the Final Closing Balance Sheet becomes final and binding upon all parties (whether by lapse of time pursuant to Subsection 2.2.2 or the report of the Neutral Accountants pursuant to Subsection 2.2.3).

                   2.2.6 DIVISION; ALLOCATION. The Purchase Price, any adjustment thereof pursuant to Subsection 2.2.5, and the amount thereof deposited in escrow pursuant to Section 2.3, shall be divided among and allocated to the Sellers in proportion to their respective ownership percentages in the equity of the Company, as set forth in Subsection 3.1.5.

             2.3 ESCROW. As a readily available source for the satisfaction of any indemnification obligations of Sellers under Section 7.2, the amount of $350,000 of the Purchase Price shall be deposited in escrow (the "Escrow Fund") with Key Bank, Cleveland, Ohio (the "Escrow Agent") to be administered by the Escrow Agent in accordance with and subject to the terms of the escrow agreement attached as Exhibit A (the "Escrow Agreement"). Nothing contained in this
Section 2.3 or the Escrow Agreement shall be construed as limiting Sellers' liability for indemnification under Section 7.2 to the amount of the Escrow Fund, nor shall the Escrow Fund be considered liquidated damages under this Agreement.

             2.4 CLOSING DELIVERY. At the Closing, Buyer will (i) wire transfer to Sellers in immediately available funds the sum of $6,650,000; (ii) wire transfer to the Escrow Agent the sum of $350,000; and (iii) deliver the Buyer Shares to the Sellers.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS
                    -----------------------------------------

             Sellers represent and warrant to Buyer as follows it being expressly understood and agreed that any and all liability of Sellers with respect to said representations and warranties shall be subject to the limitations upon claims made in accordance with Section 7.2 of this Agreement:

             3.1   ORGANIZATION.

                   3.1.1 ORGANIZATION AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of Michigan. The Company has full corporate power and authority to own, lease and operate its assets and carry on its business as and where such assets are now owned or leased and such business is presently being conducted.

                   3.1.2 QUALIFICATION. The Company is qualified to do business and is in good standing in each of the jurisdictions listed on Schedule 3.1.1, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction.

                   3.1.3 OTHER VENTURES. The Company does not have any subsidiary or any ownership interest in any business entity, is not a member of any partnership or joint venture, and except as set forth on Schedule 3.1.3 has never operated as a subsidiary or division of any other business entity.

                   3.1.4 CORPORATE RECORDS. Sellers have permitted Buyer to examine the Company's corporate minute and stock record books. The corporate minute books contain the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof and a true and complete record of all actions by and meetings of the directors (and committees thereof) and shareholders of the Company and accurately reflect all transactions referred to therein. The stock record books of the Company accurately set forth all stock issuances, transfers, repurchases and other transactions in the shares of capital stock of the Company since the date of its incorporation.

                   3.1.5 OWNERSHIP OF THE COMPANY. All of the issued and outstanding shares of the capital stock of the Company (the "Stock") are owned of record and beneficially by the Sellers, free and clear of all Liens, as follows:

======================================================================================================================
                                             NUMBER OF SHARES OF                           PERCENTAGE OF
          SHAREHOLDER                        CLASS A COMMON STOCK                          TOTAL EQUITY
- ----------------------------------------------------------------------------------------------------------------------
Nancy Lundgren                                       400.5                                  47.117647%
- ----------------------------------------------------------------------------------------------------------------------
John T. Weaver                                       305.5                                  35.9411764%
- ----------------------------------------------------------------------------------------------------------------------
Kendall S. Page                                       90.0                                  10.5882352%
- ----------------------------------------------------------------------------------------------------------------------
Richard Carmichael                                    54.0                                   6.3529411%
======================================================================================================================

Upon consummation of the transactions contemplated hereby, Buyer will acquire from the Sellers good and valid marketable to the Stock free and clear of all Liens.

                   3.1.6 CAPITALIZATION OF THE COMPANY. The entire authorized capital stock of the Company consists of 30,000 common shares of Class A common stock, no par value, 850 of which are issued and outstanding (the "Stock"), and 30,000 shares of Class B common stock, no par value, none of which are issued and outstanding. All of the Stock has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding (a) subscriptions, options, warrants, agreements or other rights to acquire or to require the issuance of any shares of capital stock of the Company, or (b) securities convertible into or exchangeable for any shares of capital stock of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company.

             3.2   AGREEMENTS.

                   3.2.1 AUTHORITY; ENFORCEABILITY. Each Seller has full power, authority and capacity to execute, deliver and perform this Agreement and each of the agreements and documents delivered by such Seller in connection herewith, including, without limitation, the power and authority to transfer the Stock to the Buyer pursuant to this Agreement. This Agreement and each other agreement and document delivered by the Sellers in connection herewith have been duly executed and delivered by the Sellers and constitute the valid and legally binding obligations of the Sellers enforceable in accordance with their respective terms.

                   3.2.2 CONSENTS. No approval or consent of, or filing with, any Person or Governmental Authority is required in connection with the transactions contemplated hereby or the execution, delivery or performance by Sellers of this Agreement or any other agreement or document delivered by or on behalf of the Sellers in connection herewith.

                   3.2.3 NO CONFLICTS. Except as set forth on Schedule 3.2.3, no action taken by or on behalf of Company or any Seller in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement and each other agreement and document delivered by any of them in connection herewith:

                                (a)   creates or will create any right or
                                      interest in any third party, or gives rise or will give rise to a right of termination, cancellation or acceleration, under any Contract by which the Company or any Seller is bound, or constitutes or will constitute a default thereunder;

                                (b) to the knowledge of Sellers (but without investigation) disrupts or impairs or will disrupt or impair any business relationship which the Company has with any dealer, distributor, sales representative, supplier or customer;

                                (c)   conflicts with or violates, or will
                                      conflict with or violate (i) any Law; (ii) the Company's Articles of Incorporation or Bylaws; (iii) any Contract by which Company or any Seller is bound; or (iv) any order, ruling, arbitration award, injunction, judgment, decree or other similar sanction or restriction to which the Company or any Seller is subject; or

                                (d) constitutes or will constitute an event which, after notice or lapse of time or both, could result in any of the events or consequences referred to in clauses (a) or
                                      (c) above.

             3.3   FINANCIAL STATEMENTS.  Schedule 3.3 consists of:

                   (a) the balance sheets of the Company as of June 30, 1994 and 1995 and related statements of income and cash flow for the fiscal years then ended, reviewed without audit by VanderPloeg Bergakker & Associates, of Grand Rapids, Michigan; and

                   (b) the balance sheet as of March 31, 1996 (the "March 31 Balance Sheet") and the June 30 Balance Sheet, and related statements of income and cash flow for the nine and twelve month periods then ended, prepared by the Company.

All such financial statements were prepared from the Company's books of account, are accurate and complete, and present fairly the financial position, results of operations and cash flows of the Company at the dates and for the periods indicated, in conformity with generally accepted accounting principles, consistently applied, except for, in the case of the March 31 Balance Sheet and June 30 Balance Sheet and related statements of income and cash flow, the absence of footnote disclosure and customary year-end adjustments of a normal recurring type which would not be material in the aggregate.

                   Schedule 3.3 also consists of the budget, containing projected revenues and expenses, for the Company for the fiscal year ending June 30, 1997 (the "1997 Budget"). The

1997 Budget has been prepared by the Company in the ordinary course of business on a basis consistent with past practice. Notwithstanding anything contained in this Agreement to the contrary, the Sellers do not represent or warrant the accuracy of any information contained in the 1997 Budget (except as and to the extent such information may be represented and warranted elsewhere in this
Article III) and the Sellers shall not, under any circumstances, be liable for any direct, indirect, special or consequential damages resulting from the estimates or projections of the Company's performance made therein, including, but not limited to, loss of revenues or loss of profits, under any theory of recovery.

             3.4 LIABILITIES. Except as set forth on Schedule 3.4, the Company has no Liabilities of any nature (whether secured or unsecured, accrued, absolute or contingent, unliquidated or otherwise and whether known or unknown or due or to become due), other than (i) Liabilities disclosed or reserved against on the June 30 Balance Sheet, and (ii) Liabilities arising in the ordinary course of business after the date of the June 30 Balance Sheet which are properly accrued and reflected on the books and records of the Company as of the date hereof (none of which either individually or in the aggregate could reasonably be expected to be material.

             3.5 NO CHANGES. Since June 30, 1995, the Company has been operated only in the ordinary course, consistent with past practice. Since that date, there has not been any adverse change, or event or circumstance which might reasonably be expected to result in an adverse change, in the Company's assets, Liabilities, financial condition, operating performance, business relationships or prospects. Without limiting the generality of the foregoing, since that date, except as listed on Schedule 3.5, there has not been with respect to the Company any:

                    (a) waiver, release, cancellation or compromise of any debts owed to it or claims or rights against others exceeding $10,000 in the aggregate;

                    (b) issuance by the Company of any notes, bonds or other debt securities or any equity securities;

                    (c) declaration, setting aside or payment of any dividend or other distribution in respect of any shares of the Company's capital stock, or purchase or redemption of any such shares;

                    (d) mortgage or pledge of, or creation of any Lien respecting any property or assets of the Company, except for Liens of current property taxes not yet due and payable;

                    (e) borrowing of any amount of money or incurring of or becoming subject to any Liabilities, except (i) current Liabilities incurred in the ordinary course of business and reflected on the books and records of the Company, and (ii) Liabilities under contracts entered into in the ordinary course of business;

                    (f) discharge or satisfaction of any Lien or payment of any obligation or Liability, other than current Liabilities paid in the ordinary course of business;

                   (g) damage, theft, destruction or casualty loss, whether or not covered by insurance, requiring a write-off of more than $5,000 with respect to an individual occurrence or $10,000 with respect to all such occurrences in the aggregate;

                   (h) sale, lease, transfer, assignment or other disposition of any asset (tangible or intangible) of the Company, except for inventory sold for fair consideration and in the ordinary course of business;

                   (i) increase in wages, fringe benefits, or incentive or other compensation payable or to become payable to any officer, director, employee, affiliate or other person receiving compensation of any nature from the Company except for such as are reasonable and customary in nature and amount and consistent with past practice;

                   (j) commitments for capital expenditures or capitalized leases which exceed $25,000 individually or which are not for a business purpose of the Company in the ordinary course of business;

                   (k)   change in any accounting practice or procedure;

                   (l) change in existing credit arrangements with any bank or other institution;

                   (m) (i) creation, incurrence or assumption of any debt (other than trade payables in the ordinary course of business), (ii) assumption, guarantee, endorsement or other act of becoming liable or responsible for the obligation of any other Person, or (iii) making of any loans or advances or capital contributions to, or investments in, any other Person;

                   (n) new Contract entered into, except in the ordinary course of business consistent with past practice, or existing Contract modified or terminated under circumstances which might reasonably be expected to have an adverse effect on the condition (financial or otherwise) or prospects of the Company;

                   (o) delay or postponement of payment of accounts payable or other Liabilities outside the ordinary course of business or attempt to obtain payment of any notes or accounts receivable owed to the Company other than in the ordinary course of business;

                   (p) to the knowledge of Sellers, loss of, or deterioration of relations with, any dealer, distributor, sales representative, customer or supplier which, individually or in the aggregate, has or reasonably may be expected to have an adverse effect on the Company's business or prospects; or

                   (q)   Contract to do any of the foregoing.

    3.6   REAL PROPERTY.

          3.6.1 EXTENT. The real property owned in fee or leased by the Company is set forth in Schedule 3.6.1 (the "Real Property," which definition includes for (i) "Owned Real Property," all buildings, structures and improvements thereon and all fixtures attached or contained therein, and (ii) "Leased Real Property," all leasehold interests of the Company therein and all rights of the Company to leasehold improvements located thereon) and is separately designated therein as owned or leased. The Company has not agreed to purchase or sell, or become obligated to purchase, sell or lease to any other Person any of the Real Property. The Real Property represents all real property used by the Company in the operation of its business.

          3.6.2 TITLE INSURANCE AND SURVEYS.

               (a) Sellers have provided Buyer with true, correct and complete copies of all title insurance policies and surveys with respect to the Real Property.

               (b) The Company is the sole legal and equitable owner of the Owned Real Property and possesses good, marketable and indefeasible fee simple title to the Owned Real Property, free and clear of all Liens except for (i) Liens for real estate Taxes not yet due and payable, and as to which adequate reserves have been established on the March 31 and June 30 Balance Sheets, (ii) zoning ordinances, and (iii) those encumbrances, restrictions and reservations of record listed in items 4, 5, 6, 7, 8, 9, 10 and 11 of Schedule B of
                    Part II to the updated commitment for title insurance obtained by Buyer (collectively, "Permitted Liens"). No other Person is in possession of any portion of the Owned Real Property pursuant to a lease or otherwise.

               (c) The Company has a good and valid leasehold estate in any Leased Real Property free and clear of all Liens, except for Permitted Liens and any lease agreement for such Leased Real Property (a "Lease"). Each such Lease is in full force and effect and (i) neither the Company nor, to the knowledge of any of the Sellers, any other party thereto, is in default under or in violation of any such Lease, (ii) no event has occurred which, with notice or lapse of time or both, would constitute a default under or violation of such Lease, and
                    (iii) the Company has not released any of its rights under any Lease. No other Person is in possession of any portion of any Leased Real Property.

               (d) Neither the Company nor any of the Sellers has received a notice (i) of any pending or threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Real Property, or (ii) relating to the termination or impairment of access from the Real Property to a public right of way or road dedicated for public use.

                                (e) There are not currently any pending or, to the knowledge of any of the Sellers without any investigation, threatened (i) condemnation, eminent domain or similar proceedings which would affect any of the Real Property or (ii) any future improvements by any Governmental Authority, any part of the cost of which would be assessed against the Real Property.

                                (f) Since its formation the Company has not experienced any material interruption in the delivery or service of any utilities.

                                (g) Since June 30, 1995, all Real Property has been maintained, repaired and replaced consistent with the past practice in a manner which is appropriate for the continued operation of the Company's business in the ordinary course, except that the roof on the Company's main facility is in need of repair, which condition has been brought to the Buyer's attention.

                                (h) The ownership, occupancy, operation and use of the Real Property including all buildings, structures and improvements located thereon (i) in all respects comply with and do not violate any restrictions imposed by any declaration, covenant running with the land, lease, permit, deed of restriction, or other Contract affecting any of the Real Property, and (ii) comply with and do not violate any Law, including, without limitation, fire and zoning Laws.

             3.7   OWNED AND LEASED TANGIBLE PERSONAL PROPERTY.

                   (a) The Sellers have previously delivered to the Buyer a schedule setting forth a complete and correct list of the tangible personal property owned by the Company as of June 30, 1996 (the "Tangible Personal Property"). Except as set forth on Schedule 3.7(a), the Company has all rights, title and interests in, and good and marketable title to, the Tangible Personal Property free and clear of all Liens.

                   (b) Each lease and license to which the Company is a party relating to any tangible personal property is valid and binding and in full force and effect, and the Company is not in default as to the payment of rent or otherwise thereunder. Complete and correct copies of leases and licenses relating to all material tangible personal property which is leased or licensed by the Company have heretofore been delivered by the Company to Buyer, and are listed on Schedule 3.7(b).

             3.8 PHYSICAL CONDITION OF OPERATING ASSETS. Except for the items of machinery listed on Schedule 3.8(a) which are in need of repair, renovation, or upgrade, all of the Tangible Personal Property and all tangible personal property leased or licensed by the Company which is currently used by the Company in its business operations, (i) is in good condition and repair, ordinary wear and tear excepted, which condition is such as to permit the continued operation of the business of the Company as presently conducted, and
(ii) complies with applicable Laws. Schedule 3.8(b) lists all items of Tangible Personal Property which are not currently used by the Company in its business operations. All of Tangible Personal Property and all tangible personal property leased or licensed by the Company is covered by one of the insurance policies described in Section 3.12.

             3.9 INVENTORIES AND SUPPLIES. All of the inventories (raw materials, work in process and finished goods) of the Company (the "Inventory") as of June 30, 1996 are reflected on the June 30 Balance Sheet at the lower of actual cost (on a first-in, first-out basis) or market; consist of a quality and quantity salable or usable in the ordinary course of the business of the Company, except for items of obsolete or slow moving inventory and materials of below standard quality, all of which have been written off or written down to fair market value on the June 30 Balance Sheet; and except as set forth on
Schedule 3.23 are free and clear of all Liens. Except for the items identified on Schedule 3.9 which are located at the places indicated on said Schedule, all of the Inventory is located at the Company's factory in Zeeland, Michigan.

             3.10 INTELLECTUAL PROPERTY RIGHTS. Schedule 3.10 contains a complete and correct list of all patents (including all reissues, divisions, continuations and extensions thereof), applications for patents, patent disclosures docketed, trademarks, trademark applications, trade names and copyrights owned by the Company, and all licenses, franchises, permits, authorizations, agreements and arrangements that concern the same or that concern like items owned by others and used by the Company; and complete and correct copies of all such licenses, franchises, permits, authorizations, agreements and arrangements have heretofore been delivered by the Sellers to the Buyer. Except as set forth in Schedule 3.10 hereto, the Company has not received any notice of, nor does there exist, any conflict or claimed conflict with the asserted rights of others with respect to any of said intellectual property rights. The Company owns, free and clear of all Liens, or is licensee of all rights to all patents, patent applications, inventions, improvements, trademarks, trademark applications, trade names, and copyrights necessary to conduct its business as presently conducted. The Company does not own or use in its business any proprietary data, information, trade secrets or know-how.

             3.11 ACCOUNTS RECEIVABLE. The accounts receivable of the Company except as set forth on Schedule 3.23, are free and clear of all Liens, including, without limitation, rights of set-off for counterclaims, and shall be collectible in full in the ordinary course of business but in no event later than 120 days after the Closing, except to the extent of the allowance for doubtful accounts maintained by the Company on its books as of the date hereof, which shall not be greater than such allowance as reflected on the March 31 Balance Sheet. Schedule 3.11 sets forth a 30-60-90 day aging of all of the Company's accounts receivable as of June 30, 1996.

             3.12 INSURANCE AND BONDS. The Sellers have made available to Buyer copies of all policies of insurance and all surety and other bonds to which the Company now is a party, all of which are listed on Schedule 3.12. All of such policies and bonds are valid and in full force and effect, and no claim has been made, or notice given, and there exists no ground, to cancel or avoid any of said policies or bonds or to reduce the coverage provided thereby. The Company has not during the past three years been denied or had revoked or rescinded by a carrier any policy of insurance. The Company is not in material default regarding the provisions of any policy insuring the Company and has not failed to give any notice or present any material claim under any such policy in due and timely fashion. To the knowledge of Sellers, there are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the business of the Company which require or recommend changes in the conduct of the business of the Company or require any repairs or other work to be done with respect to any of the properties, assets or operations of the Company where such changes or repairs or other work, if not done, could, either individually or in the aggregate, reasonably be expected to be material.

             3.13 PRODUCT WARRANTIES. Except as listed on Schedule 3.13, there:

                         (a) have been no product or service warranty claims made by customers of the Company since it was formed;

                         (b) have been no product recalls by the Company since it was formed; and

                         (c) are no product or service warranties outstanding or currently being offered to customers of the Company.

             3.14 PRODUCT LIABILITY. Except as listed on Schedule 3.14, no product liability or other tort claims have been made or threatened against the Company relating to products sold or services performed by the Company since it was formed. There are no defects in the design (to the extent the Company is responsible for the design) or manufacture of products manufactured or sold by the Company or any failure by the Company to warn, test, inspect or instruct of dangers which could form the basis for a product recall (whether or not at the request of a Governmental Authority) or a cause of action for product liability (including, without limitation, failure to warn, test, inspect or instruct) against the Company, nor is there any reason for the Company to know of any such defect or failure.

             3.15 CONTRACTS. Set forth on Schedule 3.15 is a complete and correct list of the following types of Contracts to which the Company is a party:

                         (a) all unfilled purchase orders of the Company as of 5 days preceding the date hereof, exceeding $25,000 individually, and all other commitments or other agreements obligating the Company to purchase goods or services either (i) obligating the Company to pay a total amount in excess of $50,000 or (ii) regardless of amount, which are not to be fully performed within one year following the date hereof. None of such purchase orders, commitments or agreements exceeds the Company's normal requirements, or requires a payment in excess of current market price for the goods or services being purchased;

                         (b) all unfilled sales commitments of the Company as of 5 days preceding the date hereof, exceeding $50,000 individually, and all other agreements obligating the Company to provide services or products either (i) entitling the Company to revenues in excess of $50,000, or (ii) regardless of amount, which are not to be fully performed within six months following the date hereof;

                         (c) loan agreements, guarantees, suretyship agreements, indentures, mortgages, capital leases, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements and equipment financing obligations;

                         (d) all agreements, understandings or arrangements between the Company and any of its directors, officers, shareholders or any other related or affiliated Person or entity;

                         (e) all sales agency or representative, franchise, distributorship, dealer or similar agreements providing for an independent contractor's services which are not terminable or cancelable without penalty upon thirty (30) or fewer days' notice; and

                         (f) other material contracts, agreements or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business.

             Except as set forth on Schedule 3.15 hereto, all Contracts listed on Schedule 3.15 are in full force and effect. No event has occurred or condition or state of facts exists which, after notice or the passage of time, would constitute a default by the Company or, to the knowledge of the Sellers, by any other party, as to time or manner of performance, or as to warranties thereunder, or otherwise, under any Contract to which the Company is a party, except such defaults, which either individually or in the aggregate, could not reasonably be expected to be material.

             3.16  EMPLOYEE BENEFITS.

                   3.16.1  GENERAL.

                         (a) Except as otherwise set forth on Schedule 3.16, the Company neither maintains nor is required to contribute to any Employee Benefit Plan or Other Plan. The Sellers have delivered to Buyer accurate and complete copies of each such written Employee Benefit Plan and Other Plan, and an accurate and complete written description of any oral Employee Benefit Plan and Other Plan, in each case with all modifications and amendments thereto.

                                (b) Each Employee Benefit Plan and Other Plan maintained by the Company has been operated in accordance with its terms and applicable Law.

                                (c)   No Employee Benefit Plan or Other Plan
                                      provides benefits for persons who are not active employees of the Company.

                                (d)   The Company has not, and to the
                                      knowledge of the Sellers no other person has, engaged in any prohibited transaction (within the meaning of
                                      Section 406 of ERISA or Section 4975 of
                                      the Internal Revenue Code, excluding any transactions which are exempt under
                                      Section 408 of ERISA or Section 4975 of
                                      the Internal Revenue Code) with respect
                                      to any Employee Benefit Plan which the
                                      Company maintains, or to which the
                                      Company contributes, which could subject the Company or any such other person to any Liability. No event has occurred and no condition exists that would subject the Company to any Tax under Internal Revenue Code Sections 4971, 4972, 4977 or 4979, or to a fine under ERISA Sections 502(c) or 502(l).

                                (e)   The Company has the right to amend or
                                      terminate, without the consent of any
                                      other person or entity, any Employee
                                      Benefit Plan or Other Plan which it
                                      maintains, except as prohibited by Law.

                                (f) The Company does not maintain any Employee Benefit Plan or Other Plan under which it would be obligated to pay benefits because of the consummation of the transactions contemplated by this Agreement.

                                (g)   Except as set forth on Schedule 3.16,
                                      since June 30, 1995 there has not been any increase made or promised in the benefits payable under any Employee Benefit Plan or Other Plan of the Company.

                                (h) Each trust forming a part of any Pension Plan maintained by Company meets, and for all prior periods has met, all requirements for qualification under Sections 401 and 501 of the Internal Revenue Code, and all applicable related rules and final regulations. The Company has timely made all contributions (including periodic installments) required by Law or contract to be made to any Pension Plan or Welfare Plan or Other Plan maintained by the Company.

                   3.16.2 MULTIEMPLOYER PLANS. The Company is not required, nor has it ever been required, to contribute with respect to any Multiemployer Plan.

                   3.16.3  WELFARE PLANS.

                                (a) No Welfare Plan maintained by the Company is funded by a trust.

                                (b)   Each Welfare Plan maintained by the
                                      Company intended to meet the requirements for tax-favored treatment under subchapter B of Chapter 1 of the Internal Revenue Code meets such requirements.

                                (c)   With respect to any Welfare Plan
                                      maintained by the Company there is no
                                      disqualified benefit, as such is defined in Internal Revenue Code Section 4976(b), which would subject the Company to a Tax under Internal Revenue Code Section 4976(a).

                   3.16.4 DEFINED BENEFIT PLANS. The Company has never sponsored, nor been required to contribute to, any Defined Benefit Plan.

             3.17 EMPLOYMENT. Schedule 3.17 lists the names, current annual compensation rates and other compensation arrangements of all of the Company's employees whose annual compensation (as shown on such employee's W-2 form) for calendar year 1995 exceeded $50,000. The Company has paid in full to all employees, or made appropriate accruals on its books of account for, all wages, commissions, bonuses and other direct compensation for all services performed by them to the date hereof. The Company has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom, and the Company has paid the same when due to the proper Governmental Authorities. There are no controversies, grievances or claims by any of the employees, former employees or beneficiaries of employees of the Company pending with respect to their employment or benefits incident thereto, including, but not limited to, sexual harassment and discrimination claims and claims arising under workers' compensation laws ("Employee Claims"), and to the knowledge of Sellers there is no state of facts or event which could reasonably be expected to form the basis for any Employee Claims. Except as set forth on
Schedule 3.17, there have been no Employee Claims made since the formation of the Company. There is no union representation of the Company's employees, and to the knowledge of the Sellers, there has been no attempt by a labor organization to organize the Company's employees into a collective bargaining unit and there is no basis to believe that there is any imminent threat of an attempt to organize a union. To the knowledge of the Sellers based upon the Company's employee files, none of the Company's current salaried employees has been convicted of any felony or drug-related criminal offense. Except as set forth on
Schedule 3.17 by employee classification or category, since June 30, 1995, there has not been any general increase made or promised in the level or rate of salaries or compensation (including, but not limited to, bonuses) of the company's employees, increases made or promised in the salary or compensation (including, but not limited to, bonuses) paid to or accrued for the benefit of any individual employee, director, representative or agent of the Company.

             3.18 SUPPLIERS AND CUSTOMERS. Except as set forth on Schedule 3.18, no supplier or customer which accounted for more than 5% of the Company's purchases or sales in any fiscal year ending prior to the date hereof and no other supplier or customer material to the Company's business (including, but not limited to, any supplier who is the Company's sole source of supply of any product or service) has since June 30, 1995 terminated, or threatened to terminate, its relationship with the Company or has during the past year decreased or delayed materially, or threatened to decrease or delay materially, its services or supplies to the Company or its usage of the Company's services or products, and to the knowledge of Sellers there is no state of facts or event which could reasonably be expected to form the basis for such a decrease or delay. To the knowledge of the Sellers (but without investigation), the transactions contemplated in this Agreement will not adversely affect the relationship of the Company with any such supplier or customer. The Company is not required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers.

             3.19 TAXES. All Tax returns, reports, statements and declarations (hereinafter collectively, "Tax Returns") required by any Governmental Authority to be filed in connection with the properties, business, sales, income, expenses, net worth, franchises or other characteristics of the Company have been timely filed, and such returns are correct and complete. The Company has delivered to Buyer copies of each of its most recent Tax Returns of each type. All Taxes payable in connection with the properties, business, income, expenses, net worth and franchises of the Company have been paid in full, other than Taxes which are not yet due or which, if due, are not yet delinquent, are being contested in good faith or have not been finally determined, and for which in all cases reserves have been established on the June 30 Balance Sheet which are sufficient to cover the payment in full of all such Taxes. There are no Tax claims, audits or proceedings pending or threatened in connection with the properties, business, income, expenses, net worth, franchises or other characteristics of the Company.

             3.20 COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.24, the Company, and its assets and the conduct of its business, have been since the formation of the Company and are now in compliance with all applicable Law. There have been no allegations of or inquiries to the Company or the Sellers concerning any violations of Law by the Company since its formation. Except as listed on Schedule 3.20, no permits, licenses, approvals or authorizations of any Governmental Authority are required to conduct the Company's business. All such required permits, licenses, approvals and authorizations have been legally obtained and maintained by the Company and are in full force and effect. No proceeding is pending to revoke or limit any of them or otherwise impose any conditions or obligations on the possession or renewal of any of them. In addition, to the knowledge of the Sellers there is no state of facts or event which could reasonably be expected to form the basis for any revocation or limitation of them or other imposition of conditions or obligations on the possession or renewal of any of them. Except as set forth in Schedule 3.20, since the formation of the Company, there have been no claims, notices, orders or directives issued by any Governmental Authority with respect to the Company's business or any of its assets. The Company is not currently required to make, and has no reasonable expectation that it will be required to make, in order to operate its business, any expenditures specifically to achieve or maintain compliance with any Law.

             3.21 CONSENTS AND APPROVALS. There are no authorizations, consents, approvals or notices required to be obtained or given by any of the Sellers or the Company or waiting periods required to expire, in order that this Agreement and the transactions provided for herein may be consummated by Sellers.

             3.22 LITIGATION. Except as set forth on Schedule 3.22, (i) there are no actions or suits to which the Company is or would be a party or subject at Law or in equity, or arbitration proceedings, or claims or investigations, pending or threatened, and there is no state of facts existing which could give rise to any such action, proceedings, claim or investigation; (ii) there are no proceedings pending or threatened against the Company by or before any Governmental Authority, and there is no state of facts existing which could give rise to any such proceedings; and (iii) the Company is not in violation of any order, award, decree or judgment of any court or arbitration tribunal or governmental board, department, commission, bureau, instrumentality or agency.

             3.23 BANKING MATTERS. Schedule 3.23 hereto contains a complete and correct list of: (i) the names of all banks and other financial institutions, and account descriptions and numbers, in which the Company has an account or safe deposit box, and of all brokerage firms and other entities and persons holding funds or investments of the Company and the names of all persons authorized to draw thereon or have access thereto; (ii) the names of all persons holding powers of attorney from the Company and a summary statement of the terms thereof; and (iii) the amount of bank indebtedness, both principal and interest, owed by the Company as of the date hereof.

             3.24  ENVIRONMENTAL MATTERS.  Except as described on Schedule 3.24:

                         (a) There are no underground storage tanks located on, nor to the knowledge of the Sellers have any underground storage tanks been removed from, any current or former facility or place of business owned or leased by the Company;

                         (b) There has been no Release of any Hazardous Substances at any or from any of the Company's current or former facilities, during any time period in which the Company owned or operated such facilities, which under existing Law could give rise to any Liability on the part of the Company;

                         (c) The Sellers are not aware of any Release of any Hazardous Substances at any or from any properties adjacent to any of the Company's current or former facilities;

                         (d) There are no asbestos-containing materials or urea formaldehyde-containing materials incorporated into the buildings or interior improvements that are a part of any facility owned or leased by the Company, or into other assets or products of the Company, nor is there any electrical transformer, fluorescent light fixture with ballasts, or other equipment containing polychlorinated biphenyls on any facility owned or leased by the Company which, under existing Law, could give rise to any Liability on the part of the Company;

                         (e) There has been no generation, Treatment or Storage of any Hazardous Substances by the Company which, under existing Law, could give rise to any Liability on the part of the Company;

                         (f) There has been no Disposal or arrangement for Disposal of Hazardous Substances by the Company on any property not owned or leased by the Company which, under existing Law, could give rise to any Liability on the part of the Company;

                         (g) The Company does not use any Hazardous Substances in the conduct of its business except as permitted by Law;

                         (h) The Company has had and presently has each Environmental Permit required under any Environmental Law and has complied with and currently is in compliance with the terms and conditions of each Environmental Permit; and

                         (i) The Company has been and currently is in compliance with all applicable Environmental Laws.

Schedule 3.24 also contains an accurate and complete list of all environmental reports prepared for the Company or in the Company's possession with respect to assets owned or used by the Company. The Company maintains a set of material safety data sheets which divulge, in compliance with applicable Law, all Hazardous Substances in the Company's possession.

             3.25 BROKERS. No person is acting or has acted for the Sellers or the Company as an investment banker or advisor, broker or finder in connection with the transactions provided for by this Agreement, and the Company has no obligation to any person claiming to have acted in such capacity.

             3.26 CONFLICTS OF INTEREST. Except as set forth on Schedule 3.26, no Seller, nor to the knowledge of Sellers any director or employee of the Company nor any relative of any Seller, director or employee of the Company nor any Affiliate of any of the foregoing:

                         (a) owns, directly or indirectly, any interest in, or is an employee or agent of, any entity which is a competitor, lessor, lessee, customer or supplier of the Company;

                         (b) owns, directly or indirectly, any interest in, any tangible or intangible property, asset, or right which the Company uses in its business;

                         (c) has any cause of action or claim against, owes any amount to, or is owed any amount by the Company; or

                         (d)    is a party to any Contract with the Company.

             3.27 NO UNDISCLOSED INFORMATION. This Agreement, which includes the Exhibits and Schedules hereto, all documents expressly stated herein to have been previously delivered by the Sellers to the Buyer, and all other agreements or certificates delivered to the Buyer pursuant hereto, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which such statements were or are made, not misleading.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

             The Buyer represents and warrants to the Sellers as follows:

             4.1 CORPORATE STATUS. The Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

             4.2 AUTHORIZATION; BINDING OBLIGATIONS. Buyer has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of all obligations on the part of the Buyer to be performed hereunder. This Agreement, and the other agreements and instruments to be executed and delivered pursuant hereto have been duly executed and delivered by the Buyer and constitute valid and legally binding obligations of the Buyer enforceable in accordance with their respective terms.

             4.3 PURCHASE FOR INVESTMENT. The Buyer is aware that the Stock is not registered under the Securities Act of 1933, as amended, or under any state securities Law, and the Buyer may not further transfer the Stock under certain circumstances without compliance with the registration and other provisions of all applicable securities Laws. The Buyer is not an underwriter, as that term is defined under the Securities Act of 1933, as amended, and is purchasing the Stock solely for investment only for its own account and not with a view to or in connection with, the further sale or transfer of all or any portion thereof.

             4.4 ABSENCE OF CONFLICT OR BREACH. The execution, delivery and performance of this Agreement and each other agreement or document delivered by Buyer pursuant hereto does not and will not violate or conflict with (i) any Law; (ii) Buyer's Certificate of Incorporation or Bylaws; (iii) any Contract by which Buyer is bound; or (iv) any order, ruling, arbitration award, injunction, judgment, decree or other similar sanction or restriction to which Buyer is subject.

             4.5 CONSENTS AND APPROVALS. There are no authorizations, consents, approvals or notices required to be obtained or given by the Buyer or waiting periods required to expire, in order that this Agreement and the transactions provided for herein may be consummated by the Buyer.

             4.6 BROKERS. Except for The CMA Group, Inc., of Gray, Tennessee, whose fees will be paid by Buyer, no person is acting or has acted for the Buyer as an investment banker or advisor, broker or finder in connection with the transactions provided for in this Agreement.

             4.7 ISSUANCE OF BUYER SHARES. The Buyer Shares, upon delivery to the Sellers, will be duly authorized and validly issued, fully paid and nonassessable.

             4.8 ACCURACY OF INFORMATION. The information furnished to the Sellers pursuant to Subsection 6.10.3 does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

                                    ARTICLE V

                                     CLOSING
                                     -------

             5.1 TIME AND PLACE. Consummation of the transactions contemplated hereby (the "Closing") is taking place simultaneously with the execution of this Agreement on July 18, 1996 (the "Closing Date") at the offices of Calfee, Halter & Griswold, 1400 McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio 44114-2688. The transfers and deliveries described in Sections 5.2 and 5.3 are mutually interdependent and regarded as occurring simultaneously, and no such transfer or delivery shall become effective unless all the other transfers and deliveries provided for in Sections 5.2 and 5.3 have also been consummated. The transfers and deliveries herein contemplated shall be deemed to have occurred and the Closing shall be effective as of the close of business on the Closing Date.

             5.2 TRANSFERS AND DELIVERIES BY SELLERS. At the Closing the Sellers shall deliver or cause to be delivered:

                  (a)      to the Buyer:

                           (i) the certificates for the Stock in accordance with Section 1.3;

                           (ii) a good standing certificate from the State of Michigan and each jurisdiction in which the Company is qualified to do business as a foreign corporation, dated and issued not more than 10 days prior to the Closing Date;

                           (iii) the opinion of Bodman, Longley & Dahling LLP, Sellers' counsel, dated as of the Closing Date and satisfactory to Buyer as to its assumptions and exceptions, to the effect indicated on Schedule 5.2(a)(iii);

                           (iv) Noncompetition Agreements in accordance with the provisions of Section 6.6, duly executed by each of the Sellers;

                           (v) copies of Powers of Attorney conforming to Exhibit C duly executed by each of the Sellers; and

                           (vi) such other documents as Buyer may reasonably request, consistent with the terms hereof, in order to consummate the transactions herein contemplated; and

                  (b) to the Buyer and the Escrow Agent, the Escrow Agreement duly executed by each Seller.

                  5.3 TRANSFER AND DELIVERIES BY BUYER. At the Closing the Buyer shall deliver or cause to be delivered:

                           (a)      to the Sellers:

                                    (i)     by wire transfer to the accounts of
                                            the respective Sellers pursuant to
                                            written instructions from each of
                                            them, a portion of the Purchase
                                            Price in the aggregate amount of
                                            $6,650,000;

                                    (ii)    the Buyer Shares;

                                    (iii)   the opinion of Calfee, Halter &
                                            Griswold, Buyer's counsel, dated as
                                            of the Closing Date and satisfactory
                                            to the Sellers as to its assumptions
                                            and exceptions, to the effect
                                            indicated on Schedule 5.3(a)(ii);

                                    (iv)    Noncompetition Agreements in
                                            accordance with the provisions of
                                            Section 6.6, duly executed by the
                                            Buyer, together with the
                                            consideration therein provided by
                                            wire transfer to the accounts of the
                                            respective Sellers pursuant to
                                            written instructions from each of
                                            them;

                                    (v)     such other documents as Sellers may
                                            reasonably request, consistent with
                                            the terms hereof, in order to
                                            consummate the transactions herein
                                            contemplated; and

                           (b) to the Sellers and the Escrow Agent, the Escrow Agreement duly executed by the Buyer; and

                           (c) to the Escrow Agent, by wire transfer pursuant to written instructions, the sum of $350,000.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS
                              --------------------

                  6.1 PUBLICITY. All public announcements and press releases relating to this Agreement or the transactions contemplated hereby will be made only by, or upon approval of, the Buyer.

                  6.2 EXPENSES; TRANSFER TAXES. Buyer shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives, and except to the extent previously borne by the Company, as described in Schedule 2.2.1, the Sellers shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by the Company and the Sellers or their representatives. The Sellers shall also pay all sales or other transfer Taxes, if any, which may be payable in connection with the transactions contemplated by this Agreement.

                  6.3 NO ASSIGNMENT. No assignment by any Seller of this Agreement or any right or obligation hereunder may be made without the prior written consent of the Buyer, and any assignment attempted without that consent will be void.

                  6.4 CONSENT TO JURISDICTION. Any action or proceeding brought by a party against any other party in connection with this Agreement may be commenced in any federal or state court located in Cleveland, Ohio, and all objections to personal jurisdiction and venue in any action or proceeding so commenced are hereby waived. As long as service of process is by notice as provided in Section 8.2 or as required by any such court, all objections to improper service of process are hereby waived.

                  6.5 FURTHER ASSURANCES. Each Seller agrees that, at any time and from time to time after the Closing, such Seller will, upon the request of Buyer and at such Seller's expense, do all such further acts as may reasonably be required to further transfer, assign and confirm to Buyer, or to vest in Buyer good and marketable title to such Seller's Stock.

                  6.6 NONCOMPETITION AGREEMENTS. The Sellers and Buyer shall enter into agreements as of the Closing Date restricting each Seller's ability to compete with Buyer and the Company upon the terms set forth in Exhibit B (the "Noncompetition Agreements").

                  6.7 REPURCHASE OF ACCOUNTS RECEIVABLE. Buyer shall cause the Company to use all reasonable efforts after the Closing to collect the Company's accounts receivable outstanding as of the Closing Date (the "Outstanding Receivables"), but the Company shall not be required to take or threaten legal action to collect any of such receivables. From time to time after the Settlement Date up to the first anniversary of the Closing Date, the Buyer shall have the right, at its option, to require the Sellers to repurchase from the Company, in proportion to their respective ownership interests in the Company as set forth in Subsection 3.1.5, all or any portion of the Outstanding Receivables (undiminished by any credit for shortage or returned goods or any set-off or counterclaim) which then remain uncollected (the "Uncollected Receivables") to the extent the aggregate amount of all such Uncollected Receivables to the date of such repurchase shall have exceeded the reserve for uncollectible receivables, if any, reflected on the books of the Company as of the Closing Date in accordance with Section 3.11 by more than $10,000 (the "Excess Bad Debts"). Any such Excess Bad Debts shall be repurchased at an amount equal to the amount at which they were reflected on the books of the Company as of the Closing Date (the "Repurchase Amount"). For purposes hereof, the "Settlement Date" shall mean 120 days after the Closing Date for all Outstanding Receivables other than those listed on Schedule 6.7, and 180 days after the Closing Date for those Outstanding Receivables listed on Schedule 6.7. The Buyer shall exercise its option hereunder by delivering written notice to the Sellers identifying those accounts receivable (net of the reserve) which have not been collected and which the Buyer desires to have repurchased. The Sellers shall have the right to verify the existence of the unpaid balance of such receivables. The Sellers shall pay each Repurchase Amount to the Company in cash within fourteen
(14) days after the Sellers' receipt of the Buyer's written notice of the exercise of its repurchase option. All receivables purchased by Sellers hereunder shall be assigned in full to Sellers upon payment by Sellers to Buyer for such receivables.

                  6.8    ENVIRONMENTAL REMEDIATION.

                           6.8.1    REMEDIATION.  If at any time, any
Governmental Authority having jurisdiction over Environmental matters requires any action be taken to remedy, alleviate or address any Environmental condition for which the Company is responsible and which existed prior to the Closing, Buyer or the Company shall have the exclusive right to undertake such remedial action. Any such remedial action may include, in addition to all steps to remedy, alleviate or address specific conditions or problems, further testing, investigation, and evaluation. Buyer or the Company, at Buyer's direction, shall administer the process of undertaking any such required remedial action.

                           6.8.2    COST OF REMEDIATION.  Subject to the
provisions of Sections 6.8.3 and 7.5, the Sellers shall reimburse Buyer and/or the Company, in proportion to the Sellers' respective ownership interests in the Company as set forth in Subsection 3.1.5, the full cost of all remedial action undertaken pursuant to Subsection 6.8.1 within ten (10) days after the Sellers' receipt of an invoice from Buyer, the Company, or a third party contractor engaged by Buyer or the Company with respect thereto.

                           6.8.3    CONDUCT OF REMEDIATION; LIMITATIONS.  The
Buyer will, or will cause the Company to, give prompt written notice to the Sellers upon becoming aware of any fact or circumstance which requires remedial or other action for which the Sellers may be liable under this Section 6.8. If practicable, such notice shall be given prior to any notice thereof to any Governmental Authority. Thereafter the Buyer ( and the Company) and the Sellers will cooperate fully with each other and with any Governmental Authority in connection with any remedial action, testing or evaluation as described in
Section 6.8.1., and the Buyer (and the Company) will promptly provide to the Sellers copies of all correspondence, test results, assessments and other documents pertaining to such matters, which Sellers agree to keep strictly confidential. If any remedial action is required, the parties agree that (a) such remedial action shall be the minimum action (except as may otherwise be required by a Governmental Authority following appropriate negotiations) reasonably necessary to allow the Real Property subject to the remediation to be used for the manufacture of sintered powder metal parts consistent with past practice, and (b) the Buyer will accept reasonable property use restrictions and/or engineering controls as a means of satisfying any environmental, remedial or response requirements; provided, however, that nothing contained in clause
(a) or (b) of this sentence shall be applicable if the consequence thereof would result in a significant increase in the cost of operations on the Real Property or significantly reduce the fair market value of the Real Property. Buyer will cause the Company to observe and be bound by the provisions of this Section 6.8.3.

                  6.9 SELLERS' REPRESENTATIVE. Each Seller hereby appoints Nancy Lundgren as such Seller's representative for the purposes herein stated (the "Sellers' Representative") and agrees that the Sellers' Representative shall have the full and exclusive power and authority to act on behalf of such Seller after the Closing with respect to all matters relating to or arising out of this Agreement and the Escrow Agreement, except for receipt of any payments due such Seller. Any action taken by the Sellers' Representative pursuant hereto shall be binding upon all Sellers and upon the heirs, legal representatives, executors, administrators, trustees in bankruptcy and permitted assigns of the Sellers. In furtherance of the authority granted under this Section 6.9 each Seller agrees to execute at the Closing a power-of-attorney conforming to the provisions of Exhibit C (the "Power-of-Attorney").

                  6.10 BUYER SHARES. In connection with the issuance to the Sellers of, and the investment by the Sellers in, the Buyer Shares, each Seller hereby represents, warrants, covenants, and agrees as follows:

                           6.10.1   GENERAL.  Such Seller is fully aware that
the Buyer Shares are being issued and delivered to such Seller (i) without registration under the Securities Act of 1933 (the "Act") in reliance upon the exemption provided for by Section 4(2) of the Act and that the representations, warranties, covenants and agreements set forth below are essential to the claiming of such exemption, and (ii) without registration under the securities laws of any state.

                           6.10.2   SOPHISTICATION OF THE SELLERS.  Such Seller
has adequate knowledge and experience in financial and business matters in general, and financial and business matters of the type in which the Buyer is engaged in particular, and that such Seller is capable of evaluating the merits and risks of an investment in the Buyer Shares and to make an informed investment decision with respect thereto. In addition, such Seller is familiar with the nature of and risks attendant to an investment of this type and is financially capable of bearing the economic risk of such Seller's investment in the Buyer Shares.

                           6.10.3   INFORMATION RECEIVED.  Such Seller has
received a copy of the Buyer's (i) Annual Report to Shareholders for the fiscal year ended December 31, 1995, (ii) Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the Securities and Exchange Commission ("SEC"), (iii) Proxy Statement for the Annual Meeting of Stockholders held on May 16, 1996, (iv) Quarterly Report to Shareholders for the fiscal quarter ended March 31, 1996, and (v) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 as filed with the SEC. Further, such Seller has had the opportunity to ask questions of and receive answers from representatives of Buyer concerning the Buyer Shares and the business of Buyer, and to obtain any additional information which the Buyer or its representatives possess or can acquire without unreasonable effort or expense that such Seller deems necessary to verify the accuracy of the information furnished pursuant to this Subsection 6.10.3.

                           6.10.4   LIMITATIONS ON SALE.  Such Seller is
acquiring the Buyer Shares for its own account, for investment and not with a view to the distribution thereof and will not sell, transfer or otherwise dispose of such shares unless (i) a registration statement filed with the Securities and Exchange Commission pursuant to the Act with respect thereto is in effect, and any registration requirements under state securities laws have been complied with, or (ii) such Seller establishes to the satisfaction of the Buyer that an exemption from such registration and compliance is available. Such Seller acknowledges and agrees that the certificates representing the Buyer Shares to be received by such Seller shall bear a legend stating the substance of such restrictions and that Buyer may issue stop transfer instructions to the transfer agent of the Buyer Shares to preclude any transfer in violation of such restrictions.

                           6.10.5   INVESTMENT DECISION.  Based upon a thorough
review of this Section 6.10 and the documents and information delivered to such Seller in connection herewith, such Seller understands the terms and conditions of this Section and the Buyer Shares to the extent necessary to make the investment decision required hereby.

                  6.11 ENVIRONMENTAL PERMITS. Sellers agree to obtain on behalf of the Company as promptly as possible after the Closing, and in any event with six months following the Closing, all Environmental Permits currently required to be held by the Company which have not been obtained or have expired. All costs associated with the obtaining of such Permits, including but not limited to any fines or penalties resulting from the conduct of business without them, shall be borne by the Sellers, and, notwithstanding anything in this Agreement to the contrary, shall not be subject to the limitations of Subsection 7.5.2 (b). Any remediation associated therewith, however, shall be governed by the provisions of Section 6.8.

                                   ARTICLE VII

                                 INDEMNIFICATION
                                 ---------------

                  7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Seller and of Buyer made in this Agreement or pursuant hereto shall survive the Closing and continue to be binding regardless of any investigation made at any time by any party; however, the right of a party to bring a claim for indemnification shall be subject to the limitations specified in Section 7.5.

                  7.2 INDEMNIFICATION BY THE SELLERS. Subject to the provisions of Section 7.5 of this Agreement and to the last sentence of this Section 7.2, the Sellers shall indemnify Buyer and its Affiliates (including the Company) and the shareholders, directors, employees and agents of Buyer and its Affiliates and their respective heirs, executors, administrators, successors and permitted assigns ("Buyer Indemnified Parties") against and hold them harmless from all Liability, loss, damage or deficiency resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty by any Seller herein or in any other agreement or document delivered by or on behalf of any Seller in connection herewith; (b) any breach or nonperformance of any covenant or obligation made or incurred by any Seller herein or in any other agreement or document delivered by or on behalf of any Seller in connection herewith; (c) the Company's use, generation, production, Treatment, Storage, handling, receipt, processing, Disposal, Release, Transport or management on or prior to the Closing Date in a manner contrary to existing Law, or the presence for whatever reason on or prior to the Closing Date, at the Company's facilities or the real property on which they are located, of any Hazardous Substances (d) the claims of any broker, finder, or other Person acting in a similar capacity on behalf of the Company or any Seller in connection with the transactions herein contemplated; (e) any and all costs and expenses (including, but not limited to, legal and accounting fees) related to any of the foregoing. The indemnity obligations of each Seller hereunder shall be several only in proportion to their respective Allocable Portion of each claim.

                  7.3 INDEMNIFICATION BY BUYER. Subject to the provisions of
Section 7.5 of this Agreement, the Buyer shall indemnify each Seller against and hold them harmless from all Liability, loss, damage or deficiency resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty by Buyer herein or in any other agreement or document delivered by or on behalf of Buyer in connection herewith; (b) any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein or in any other agreement or document delivered by or on behalf of Buyer in connection herewith;
(c) the claims of any broker, finder or other Person acting in a similar capacity on behalf of Buyer in connection with the transactions herein contemplated; (d) the claim of any third party (including any Governmental Authority) against any Seller based upon (i) such Seller's relationship with the Company after the Closing Date, and (ii) any action taken or omission made by the Company after the Closing Date which action or omission is neither (y) the proximate result of any action or omission of such Seller, nor (z) based upon or the result of any inaccuracy in or breach of any representation or warranty, or any breach or nonperformance of any covenant or obligation made or incurred, by any Seller in this Agreement or in any other agreement or document delivered by or on behalf of any Seller in connection herewith; and (e) any and all related costs and expenses (including, but not limited to, legal and accounting fees) related to any of the foregoing.

                  7.4 THIRD PARTY CLAIMS. If any legal proceedings shall be instituted or any claim shall be asserted by any third party (including any Governmental Authority) in respect of which the Sellers on the one hand, or Buyer Indemnified Parties on the other hand, may be entitled to indemnity hereunder, the party asserting such right to indemnity shall give the party from whom indemnity is sought written notice thereof. A delay in giving notice shall relieve the recipient of liability only to the extent the recipient suffers actual prejudice because of the delay. The party from whom indemnity is sought shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such third party proceeding or claim.

                  7.5    LIMITATION ON INDEMNIFICATION CLAIMS.

                           7.5.1    TIME LIMITS.  No claim for indemnification
under Section 7.2 or 7.3 (exclusive of fraud claims) or for recovery of costs under Subsection 6.8.2 may be initiated later than the applicable deadline indicated below:

                                    (a)     for indemnification claims based
                                            upon an inaccuracy in or breach of
                                            any of the representations and
                                            warranties contained in this
                                            Agreement, except for those
                                            contained in Subsections 3.1.1,
                                            3.1.5, 3.1.6, 3.2.1 and 3.2.2 and
                                            Sections 3.19 and 3.24, the deadline
                                            shall be the third anniversary of
                                            the Closing Date;

                                    (b)     for indemnification claims based
                                            upon an inaccuracy in or breach of
                                            the representations and warranties
                                            contained in Subsections 3.1.1,
                                            3.1.5, 3.1.6, 3.2.1 or 3.2.2, or a
                                            breach of the covenants contained in
                                            Sections 1.2 or 1.3, the deadline
                                            shall be the applicable statute of
                                            limitations for bringing such a
                                            claim under the Law governing this
                                            Agreement;

                                    (c)     for indemnification claims based
                                            upon an inaccuracy in or breach of
                                            the representations and warranties
                                            contained in Section 3.19, the
                                            deadline shall be fifteen (15) days
                                            following the expiration of the
                                            applicable statute of limitations
                                            for the assessment of any tax
                                            deficiency, penalty or other
                                            liability with respect to the tax
                                            matters which are the subject of
                                            said Section 3.19; and

                                    (d)     for all other indemnification
                                            claims, and for any claim for
                                            recovery of costs under Subsection
                                            6.8.2, the deadline shall be the
                                            fifth anniversary of the Closing
                                            Date.

Any indemnification claim, and any claim for recovery of costs under Subsection 6.8.2, initiated after the applicable deadline shall be null and void. Any such claim initiated prior to the applicable deadline shall not be affected by the subsequent passage of such deadline while such claim may still be pending or unresolved.

                           7.5.2    MONETARY LIMITS.  The indemnity obligations
of the Sellers hereunder (exclusive of fraud claims) and the obligations under Subsection 6.8.2 shall be further limited as follows:

                                    (a)     the maximum amount which the Buyer
                                            Indemnified Parties can recover from
                                            any one Seller for all
                                            indemnification claims and claims
                                            under Subsection 6.8.2 in the
                                            aggregate shall not exceed such
                                            Seller's Allocable Portion of the
                                            Purchase Price (as the same may be
                                            adjusted) paid to such Seller
                                            pursuant to Section 2; and

                                    (b)     the Buyer Indemnified Parties shall
                                            not be entitled to make any claim
                                            for indemnification with respect to
                                            (i) any inaccuracy in or breach of
                                            any representation or warranty made
                                            by Sellers in this Agreement, except
                                            for those contained in Subsections
                                            3.1.1, 3.1.5, 3.1.6 and Sections
                                            3.4, 3.11, 3.19, 3.24 and 3.25, or
                                            (ii) any costs of remediation
                                            pursuant to Subsection 6.8.3, unless
                                            and until the aggregate amount of
                                            all of the Buyer Indemnified
                                            Parties' claims for indemnification
                                            under Section 7.2 (including any
                                            such costs of remediation pursuant
                                            to Subsection 6.8.3) shall exceed
                                            $100,000; provided,
                                            however, that in the event such
                                            claims shall exceed the threshold of
                                            $100,000 the Buyer Indemnified
                                            Parties shall be entitled to recover
                                            the full amount of their Liability,
                                            loss, damage or deficiency (and all
                                            related expenses) with respect to
                                            such claims, it being expressly
                                            understood and agreed that said
                                            $100,000 threshold shall not serve
                                            as a deductible amount.

                           7.5.3    CLAIMS ADJUSTMENT.  All claims made under
Section 7.2 or 7.3 or Subsection 6.8.2 shall be adjusted for (a) the tax benefit, if any, which is the direct result of the subject matter of such claim after taking into account the tax effect of the indemnification or other payment relating thereto, and (b) any insurance proceeds received by the party entitled to indemnity, except to the extent such proceeds give rise to retroactive or subsequent premium rate adjustments.

                           7.5.4    NONPREJUDICE.  Notwithstanding anything in
this Agreement to the contrary, the limitations contained in this Section 7.5 applicable to a claim based on a particular Section or Subsection of this Agreement shall have no application to any claim which also arises under another Section or Subsection which is not bound by the same limitation.

                                  ARTICLE VIII

                                  CONSTRUCTION
                                  ------------

                    8.1 DEFINITIONS. Accounting terms used herein and not otherwise defined herein shall have the meanings attributed to them under generally accepted accounting principles. When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

                  "Accountants" is defined in Section 2.2.2.

                  "Act" is defined in Subsection 6.10.1.

                  "Affiliate" of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

                  "Allocable Portion" means, with respect to each Seller, such Seller's ownership percentage in the equity of the Company as set forth in Subsection 3.1.5.

                  "Business" is defined in Subsection 6.6.2.

                  "Buyer" means Sinter Metals, Inc., a Delaware corporation.

                  "Buyer Indemnified Parties" is defined in Section 7.2.

                  "Buyer Shares" is defined in Section 2.1.

                  "Closing" is defined in Section 5.1.

                  "Closing Date" is defined in Section 5.1.

                  "Confidential Information" is defined in Subsection 6.6.1.

                  "Contract" means any commitment, understanding, instrument, lease, pledge, mortgage, indenture, note, license, agreement, purchase or sale order, contract, promise, or similar arrangement evidencing or creating any obligation, whether written or oral.

                  "Debt" is defined in Subsection 2.2.5(c).

                  "Defined Benefit Plan" means any Pension Plan which is a defined benefit plan within the meaning of Section 3(35) of ERISA.

                  "Disposal" means disposal as defined by RCRA or as defined by any applicable similar Law of any jurisdiction where the Company has conducted business or Released Hazardous Substances.

                  "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan.

                  "Employee Claims" is defined in Section 3.17.

                  "Environment" means soil, land, surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                  "Environmental Law" means any Law intended to minimize, prevent, punish, or remedy the consequences of or otherwise regulate actions that damage or threaten to damage the Environment or public health and safety.

                  "Environmental Permit" means any permit, license or authorization from any Governmental Authority relating to matters or activity having an effect upon the Environment.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" is defined in Section 2.3.

                  "Excess Bad Debts" is defined in Section 6.7.

                  "Escrow Agreement" is defined in Section 2.3.

                  "Escrow Fund" is defined in Section 2.3.

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



                  "Final Closing Balance Sheet" is defined in Subsection 2.2.2.

                  "Governmental Authority" means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

                  "Hazardous Substances" means hazardous substances as currently defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, or as currently defined by any applicable similar Law of any jurisdiction where the Company conducted business or Released Hazardous Substances and also includes Petroleum Products, asbestos, urea formaldehyde and poly-chlorinated biphenyls.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

                  "Inventory" is defined in Section 3.9.

                  "June 30 Balance Sheet" is defined in Section 2.2.5(a).

                  "Law" means any common law or judicial precedent and any federal, state, regional, local or foreign law, statute, ordinance, rule, order or regulation.

                  "Lease" is defined in Subsection 3.6.2(c).

                  "Leased Real Property" is defined in Subsection 3.6.1.

                  "Liabilities" and "Liability" means responsibilities, obligations, duties, commitments, claims, debts and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

                  "Lien" means any lien, charge, covenant, condition, easement, adverse claim, demand, encumbrance, limitation, security interest, option, pledge, or any other title defect or restriction of any kind.

                  "March 31 Balance Sheet" is defined in Subsection 2.2.5(a).

                  "Multiemployer Plan" means any multiemployer plan within the meaning of Section 3(37) of ERISA.

                  "Neutral Accountants" is defined in Subsection 2.2.3.

                  "Noncompetition Agreements" is defined in Section 6.6.

                  "1997 Budget" is defined in Section 3.3.

                  "Other Plan" means any employment, noncompetition, management, agency or consulting arrangement, bonus, profit sharing, deferred compensation, incentive, stock option, stock ownership or stock purchase plan, or other similar plan, policy, or arrangement, whether or not in written form, which does not constitute an Employee Benefit Plan.

                  "Outstanding Receivables" is defined in Section 6.7.

                  "Owned Real Property" is defined in Subsection 3.6.1.

                  "Pension Plan" means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan.

                  "Permitted Liens" is defined in Subsection 3.6.2(b).

                  "Person" means any individual, corporation, partnership, association or any other entity or organization.

                  "Petroleum Products" means petroleum, gasoline, oil, fuel oil, diesel fuel and petroleum solvents.

                  "Preliminary Closing Balance Sheet" is defined in Subsection 2.2.2.

                  "Purchase Price" is defined in Section 2.1.

                  "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended.

                  "Real Property" is defined in Subsection 3.6.1.

                  "Release" means any direct or indirect spilling, pumping, pouring, emitting, emptying, placing, discharging, injecting, escaping, leaking, dumping, or disposing on or into any building or facility or the environment whether intentional or unintentional, known or unknown and includes a threatened Release.

                  "Repurchase Amount" is defined in Section 6.7.

                  "SEC" is defined in Subsection 6.10.3.

                  "Sellers" means Nancy Lundgren, John T. Weaver, Kendall S. Page and Richard Carmichael, whose addresses appear on the signature page hereto.

                  "Settlement Date" is defined in Section 6.7.

                  "Stock" is defined in Recital A and Subsection 3.1.5.

                  "Storage" means storage as defined by RCRA or as defined by any applicable similar Law of any jurisdiction where the Company has conducted business or Released Hazardous Substances.

                  "Tangible Personal Property" is defined in Section 3.7(a).

                  "Tax" or "Taxes" means any tax, levy, charge or assessment by or liability to any Governmental Authority, including, but not limited to, any deficiency, interest or penalty.

                  "Tax Returns" is defined in Section 3.19.

                  "To the knowledge of Sellers" means the actual knowledge of any of the Sellers, after making diligent inquiry.

                  "Transport" means transport as defined by RCRA or as defined by any applicable similar Law of any jurisdiction where the Company has conducted business or Released Hazardous Substances.

                  "Treatment" means treatment as defined by RCRA or as defined by any applicable similar Law of any jurisdiction where the Company has conducted business or Released Hazardous Substances.

                  "Uncollected Receivables" is defined in Section 6.7.

                  "Welfare Plan" means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, other than a Multiemployer Plan.

                  "Working Capital" is defined in Subsection 2.2.5(b).

                  8.2 HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                  8.3 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement shall be deemed to be a part of this Agreement.

                  8.4 PRONOUNS. The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.

                  8.5 TIME PERIODS. Any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, Sunday or holiday, the period during which such action may be taken shall be automatically extended to the next business day.

                  8.6 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

                  8.7 SEVERABILITY. In case any provision of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

                  8.8 GOVERNING LAW. This Agreement shall be governed by and construed under Michigan law, without regard to conflict of laws principles.

                  8.9 ENTIRE AGREEMENT. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.1 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing delivered as follows:

                           (a)      If to Buyer, to:

                                    Sinter Metals, Inc.
                                    Terminal Tower, Suite 3200
                                    50 Public Square
                                    Cleveland, Ohio 44113
                                    Attn:  Chief Financial Officer

                                    With a copy to:

                                    Richard N. Ogle, Esq.
                                    Calfee, Halter & Griswold
                                    1400 McDonald Investment Center
                                    800 Superior Avenue
                                    Cleveland, Ohio 44114-2688

                           (b)      If to the Sellers, to:

                                    Nancy Lundgren
                                    442 N. Division
                                    Holland, Michigan 49424

                                    With a copy to:

                                    Stephen I. Greenhalgh, Esq.
                                    Bodman, Longley & Dahling LLP
                                    34th Floor
                                    100 Renaissance Center
                                    Detroit, Michigan 48243
or to such other address as may have been designated in a prior notice. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two business days after being mailed, and otherwise notices shall be deemed to have been given when received.

                  9.2 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer on any Person other than the parties and the Company any rights or benefits hereunder.

                  9.3 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

                  9.4 WAIVERS. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, shall be construed as a waiver, and no single or partial exercise of a right shall preclude any other or further exercise of that or any other right.

                  9.5 MODIFICATION. No supplement, modification or amendment of this Agreement shall be binding unless made in a written instrument which is signed by all of the parties and which specifically refers to this Agreement.

                  9.6 BENEFITS COMPLIANCE. The Sellers, after consultation with, and with the consent of the Company, shall arrange for preparation of a voluntary compliance resolution filing with the Internal Revenue Service to address any defects in the administration of the 401(k) Plan as promptly as possible after the Closing, and in any event within two months following the Closing. All costs associated with the defects, the correction thereof, and the resolution of all tax and qualification issues related thereto, including without limitation, legal and accounting costs associated with such filing and any tax liability, fee or penalty incurred by the Company or the 401(k) Plan in connection therewith, shall be borne by the Sellers, and, notwithstanding anything in this Agreement to the contrary, shall not be subject to the limitations of Subsection 7.5.2 (b).

                  INTENDING TO BE LEGALLY BOUND, the parties have signed this Agreement as of the date first above written.

                                         Sinter Metals, Inc.

                                         By: /s/ Ronald G. Campbell
                                            -----------------------------------
                                                       Title: Asst. Treasurer
                                                             ------------------

                                                               ("Buyer")


                                         /s/ Nancy Lundgren
                                         -----------------------------
                                         Nancy Lundgren
                                         Address: 442 N. Division
                                                   Holland, Michigan 49424


                                         /s/ John T. Weaver
                                         -----------------------------
                                         John T. Weaver
                                         Address: 2900 Wood Duck Lane
                                                   Ada, Michigan 49301


                                         /s/ Kendall S. Page
                                         -----------------------------
                                         Kendall S. Page
                                         Address: 17181 Ventura
                                                   Holland, Michigan 49424


                                         /s/ Richard Carmichael
                                         -----------------------------
                                         Richard Carmichael
                                         Address: 14354 Aspen Vale Drive
                                                   Holland, Michigan 49424

                                                  ("Sellers)